Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of iClick Interactive Asia Group Limited of our report dated April 20, 2018 relating to the consolidated financial statements, which appears in iClick Interactive Asia Group Limited’s Annual Report on Form 20-F for the year ended December 31, 2017.

/s/ PricewaterhouseCoopers

Hong Kong

June 12, 2018